UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2021

KIROMIC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39619	46-4762913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7707 Fannin, Suite 140

Houston, TX, 77054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 968-4888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	KRBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2021, Kiromic BioPharma, Inc. (the “Company”) entered into an Executive Agreement (the “Nunez Agreement”) with Mr. Ignacio Nunez to be its Chief Operating and Manufacturing Officer (“COMO”). The term of the Nunez Agreement commenced on June 7, 2020 and will continue until termination by either the Company or Mr. Nunez.  Pursuant to the Nunez Agreement, Mr. Nunez’s  base compensation will be $350,000 per year.

The COMO may terminate the Nunez Agreement and COMO’s employment by the Company upon __ days notice. In addition, the Company may also terminate the Nunez Agreement upon __ days notice. If the termination notice by the COMO is other than for “Good Reason” as defined in the Nunez Agreement, the Company shall have no further obligations other than the payment of all compensation and other benefits payable to the COMO through the date of such termination, including any earned but unpaid bonus. Similarly, if the Company terminates the Nunez Agreement “for cause”, upon the death, or permanent disability as defined in the Nunez Employment Agreements, then the Company shall have no further obligations other than the payment of all compensation and other benefits payable to the Executive through the date of such termination, including any earned but unpaid bonus.

The Company will incur further obligations:

●	If the COMO terminates the Nunez Agreement for “Good Reason” as defined in the Executive Employment Agreement, or

●	If the Company terminates the Nunez Employment Agreement for any reason other than “for cause”, upon the COMO’s death, or disability as defined in the Nunez Agreement.

Those obligations are outlined below:

1.

the Company shall pay the COMO an amount equal to  six (6) months of Executive’s then-current Base Salary (less all applicable tax withholdings) payable in installments during the one year period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date);

2.

the Company shall reimburse of COMO for the first eighteen (18) months of the premiums associated with Executive's continuation of health insurance for him and his family pursuant to COBRA, provided Executive timely elects and is eligible for COBRA benefits;

3.	the Company shall pay the Earned But Unpaid Bonus (if any), to be paid at the same time such bonus would have been paid if no such termination had occurred; and

4.

the Company shall accelerate all  stock options, restricted stock unit and other stock-based awards granted to Executive that were scheduled to vest during the 12 month period immediately following Executive's termination of employment shall become immediately vested and exercisable (if applicable) and with respect to restricted stock units and similar awards.

Item 8.01Other Events.

On June 7, 2021, the Company issued a press release announcing the appointment of Mr. Ignacio Núñez as Chief Operating and Manufacturing Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibit

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1 99.1	Executive Employment Agreement by and between the Company and Mr. Ignacio Nunez, effective as of June 7, 2021. Press Release dated June 7, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kiromic BioPharma, Inc.
Date: June 7, 2021	By: /s/ Maurizio Chiriva Internati
Maurizio Chiriva Internati Chief Executive Officer